Exhibit 99.2

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA NAMES GWEN A. FYFE, M.D. TO BOARD OF DIRECTORS

BOULDER, Colo., (January 30, 2012) — Array BioPharma Inc. (NASDAQ: ARRY) announced that it has elected Gwen A. Fyfe, M.D., to its Board of Directors. Dr. Fyfe is an oncology biotechnology veteran with more than 20 years of drug development experience.

“We are thrilled to have a person of Gwen’s caliber join the Array Board.  She is an industry leader with an excellent track record of clinical success,” said Kyle Lefkoff, Executive Chairman.  “Gwen’s expertise and leadership in advancing cancer therapeutics, including Rituxan®, Herceptin®, Avastin® and Tarceva®, make her an ideal addition to our Board of Directors. We look forward to her contributions.”

Dr. Fyfe added, “It’s an exciting time to join the Board of Directors of Array. The Company’s diverse pipeline of products and its multiple successful partnerships reflect the quality of Array’s research and development efforts.”

From 1997 to 2009, Dr. Fyfe held various positions with Genentech, Inc. (now a member of the Roche Group), including Vice President, Oncology Development; Vice President, Avastin® Franchise Team; as well as the honorary title of Senior Staff Scientist. Dr. Fyfe played an important role in the development of Genentech’s approved oncology agents including Rituxan®, Herceptin®, Avastin® and Tarceva®. Dr. Fyfe sat on the development oversight committee for all of Genentech’s products and participated in the Research Review Committee that moved products from research into clinical development. Since leaving Genentech in 2009, Dr. Fyfe has been a consultant for venture capital firms and for a variety of biotechnology companies. Dr. Fyfe is a recognized oncology expert in the broader oncology community and has been an invited member of Institute of Medicine panels, National Cancer Institute working groups and grant committees and American Society of Clinical Oncologists oversight committees. She is a graduate of Washington University School of Medicine and a board certified pediatric oncologist.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases.  Array has four core proprietary clinical programs:  ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma.  In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2:  selumetinib with AstraZeneca and MEK162 with Novartis.  For more formation on Array, please go to www.arraybiopharma.com.

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